Exhibit 10.1

VOTING AGREEMENT

This Agreement (this “Agreement”), dated as of July 9, 2016, is entered into by and between Caesars Acquisition Company, a Delaware corporation (“CAC”), and Hamlet Holdings LLC, a Delaware limited liability company (“VoteCo”) and, solely for the purposes of Section 4.3, Section 6.11 and Section 6.12, the Holders (as defined below). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the A&R Merger Agreement (as defined below) or the Bank RSA (as defined below), each as in effect on the date hereof.

WHEREAS, concurrently or substantially concurrently with the execution and delivery of this Agreement, Caesars Entertainment Corporation, a Delaware corporation (“CEC”), and CAC, have entered into an Amended and Restated Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or amended and restated from time to time in accordance with the terms of this Agreement, the “A&R Merger Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, VoteCo, the Holders and CEC have entered into a voting agreement relating to the shares of CAC Common Stock over which VoteCo has the sole voting and sole dispositive power (the “CEC-VoteCo Agreement”), a copy of which is attached as Exhibit A;

WHEREAS, execution and delivery of a Merger Agreement and Sponsor Agreements (as defined in the RSAs), in each case, in form and substance reasonably acceptable to Caesars Entertainment Operating Company, Inc., a Delaware corporation (“CEOC”), are conditions to the effectiveness of the obligations of CEOC under the CAC-CEOC RSA, and entry into such agreements is a material inducement to CEOC with respect to the CEOC Plan and the CAC-CEOC RSA and the CEC-CEOC RSA.

WHEREAS, pursuant to the Irrevocable Proxy, dated November 22, 2010 (the “CEC Irrevocable Proxy”), made and granted by the parties listed in Schedule A thereto (the “Holders”), as of the date hereof, VoteCo has the sole voting and sole dispositive power with respect to 87,605,299 shares (the “Subject Shares”) of Common Stock of CEC (“Company Common Shares”);

WHEREAS, obtaining the CEC Requisite Vote is a condition to the consummation of the Merger;

WHEREAS, as a condition to its willingness to enter into the A&R Merger Agreement, CAC has required that VoteCo enter into this Agreement;

WHEREAS, as a condition to its willingness to enter into the CEC/CEOC RSA, CEOC has required that CAC, VoteCo and the Holders enter into this Agreement;

WHEREAS, the parties specified herein are intended to be third-party beneficiaries of this Agreement and all obligations of the respective parties hereunder.

NOW, THEREFORE, in consideration of CAC entering into the A&R Merger Agreement, CEOC entering into the CEC/CEOC RSA and of the mutual covenants and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1. Voting Agreement.

1.1 Voting Agreement. VoteCo hereby agrees that, from the date of this Agreement until the termination of this Agreement (the “Voting Period”), at any meeting of the stockholders of CEC, and at every adjournment or postponement thereof, or in any action by written consent of the stockholders of CEC, VoteCo shall appear (in person or by proxy) at such meeting (or any adjournment or postponement thereof) and cause all of the Subject Shares to be counted as present thereat for purposes of calculating a quorum and shall vote (or cause to be voted) all the Subject Shares:

(a) (i) in favor of the adoption of the plan of merger contained in the A&R Merger Agreement and approval of the Merger, (ii) in favor of any proposal to adjourn the meeting to solicit additional proxies in favor of the adoption of the A&R Merger Agreement and the approval of the Merger if (but only if) there are not sufficient votes to adopt the A&R Merger Agreement and approve the Merger on the date on which such meeting is held and (iii) in favor of any other action, proposal, transaction or agreement that would reasonably be expected to facilitate the timely consummation of the Merger or the consummation of the transactions contemplated thereby that the CEC Board (upon the recommendation of the CEC Special Committee) has recommended that CEC’s stockholders vote in favor of; and

(b) against any Acquisition Proposal (including any Superior Proposal) and against any action, omission, proposal, transaction or agreement that would reasonably be expected to (i) impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger, (including any adjournment or postponement of the CEC Stockholders Meeting (except as contemplated by clause 1.1(a) above)) or (ii) change in any manner the voting rights of any class of shares of CAC or CEC, amend the organizational documents of CAC or CEC or otherwise amend the capital structure of CAC or CEC (in each case, other than, and other than pursuant to, the A&R Merger Agreement and the Merger).

For the avoidance of doubt, pursuant to the A&R Merger Agreement, in no event shall any offer, proposal or inquiry relating to, or any third party indication of interest in, a CIE Sale Transaction, constitute an Acquisition Proposal or a Superior Proposal.

1.2 Other Voting. Subject to Section 4, VoteCo shall vote in its sole discretion on all issues other than those specified in Section 1.1 hereof that may come before a meeting of, or action by written consent by, the stockholders of CEC in a manner that would not reasonably be expected to materially impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the CEOC Plan.

1.3 Other Agreements.

(a) VoteCo hereby agrees that it shall not, and shall cause its Members (as identified on the signature pages hereto) to not, directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiries, offers or the making of any proposal or announcement that constitutes or would reasonably be expected to lead to any Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions with any third party (other than CEOC, CAC or CEC or their respective Representatives) regarding or that would reasonably be expected to lead to any Acquisition Proposal, (iii) furnish any nonpublic information regarding CAC or CEC or any of their respective subsidiaries to any Person (other than CEOC, CAC or CEC or their respective Representatives) in connection with or in response to any Acquisition Proposal, (iv) alone or with any other Person, make, or announce an intention to make, an Acquisition Proposal or (v) resolve or agree to do any of the foregoing.

(b) VoteCo shall, and shall cause its Members to, immediately cease and cause to be terminated all existing activities, discussions or negotiations it has had with any Person with respect to any Acquisition Proposal and shall promptly inform CEOC, CAC and CEC if it receives any inquiry or proposal relating to an Acquisition Proposal and the details thereof.

(c) VoteCo hereby (x) waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that VoteCo may have, or that may arise, under the A&R Merger Agreement, the DGCL or otherwise, with respect to the A&R Merger Agreement or the Merger and (y) represents that, as a result of VoteCo’s obligation pursuant to Section 1.1(a), the Holders will not have appraisal rights or rights to dissent from the Merger under the A&R Merger Agreement or the DGCL. VoteCo shall not, and shall cause its Members to not, bring, commence, institute, maintain, prosecute, participate or join in or voluntarily aid (and agrees to take all actions necessary to opt out of any class in any class action with respect to) any claim or Proceeding (derivative or otherwise) in law or in equity in any court or before any Governmental Entity, against CAC or CEC or any of their respective successors or assigns or any other Person (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the A&R Merger Agreement or prevent, impair or delay the consummation of the transactions contemplated hereby or thereby, or (ii) alleging the execution and delivery of the A&R Merger Agreement by CAC or CEC, the approval of the A&R Merger Agreement by the CAC Board or the CEC Board, or any other action in connection with the negotiation and entry into this Agreement, the A&R Merger Agreement, the CEOC Plan and the transactions contemplated hereby and thereby breached any fiduciary duty of any Person.

(d) VoteCo shall not, and shall cause its Members to not, take or agree to take or commit to take any action with the intent of, or for the purpose of or that would reasonably be expected to have the effect of, in each case in whole or in part, materially preventing or delaying the consummation of, or materially impairing the ability of any party to consummate, the transactions contemplated by the A&R Merger Agreement or the CEOC Plan.

SECTION 2. Representations and Warranties of VoteCo. VoteCo hereby represents and warrants to CAC as follows:

2.1 Voting Matters. VoteCo has, and will have throughout the Voting Period, as true and lawful proxy and attorney-in-fact for the holders of the Subject Shares pursuant to the CEC Irrevocable Proxy, the sole power to vote or cause to be voted the Subject Shares on the matters specified in this Agreement, free and clear of any and all claims, liens, encumbrances or restrictions on the right to vote the Subject Shares, except as may exist by reason of this Agreement. Other than the CEC Irrevocable Proxy, VoteCo is not a party to, and the Subject Shares are not otherwise subject to, any agreement, arrangement or other understanding (i) that would constitute a breach of Section 4.1 if entered into during the Voting Period, or (ii) that would reasonably be expected to materially delay, impair or restrict VoteCo’s ability to perform its obligations under this Agreement. The CEC Irrevocable Proxy (x) is in full force and effect and constitutes the legal, valid and binding obligation of each of the parties listed in Schedule A thereto, enforceable in accordance with its terms by VoteCo against each of such parties, (y) has not been amended or terminated since it was entered into on November 22, 2010 (and no Release Event (as defined therein) has occurred or will occur during the Voting Period) and (z) will not be amended or waived in any way that would reasonably be expected to materially delay, impair or restrict VoteCo’s ability to perform its obligations under this Agreement, or terminated, prior to the obtaining of the CEC Requisite Vote.

2.2 Organization. VoteCo is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

2.3 Authority Relative to this Agreement.

(a) VoteCo has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b) The execution and delivery of this Agreement by VoteCo and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary and appropriate limited liability company or other action on behalf of VoteCo.

(c) This Agreement has been duly and validly executed and delivered by VoteCo and, assuming the due authorization, execution and delivery hereof by CAC, constitutes a valid and binding obligation of VoteCo, enforceable against VoteCo in accordance with its terms, except to the extent that enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights or by general equitable principles (whether considered in a proceeding at law or in equity).

2.4 No Conflict. Except for any filing that may be required by applicable federal securities or antitrust laws, the execution and delivery of this Agreement by VoteCo does not, and the performance of its obligations under this Agreement will not, (a) require any consent or approval by, filing with, or notification to, any Governmental Entity or any other Person by VoteCo, (b) violate or conflict with or result in any breach of any provision of the organizational documents of VoteCo, (c) violate or conflict with, or result in any breach of or default (with or without notice or lapse of time or both) under, or give to any other Person (with or without notice or lapse of time or both) any right of termination, acceleration or cancellation of, or result in the creation of any claim, lien, encumbrance or restriction on the right to vote or Transfer the Subject Shares under, any provision of any agreement to which VoteCo is a party or any instrument, permit, concession, franchise or license of VoteCo or (d) violate or conflict with any Law applicable to VoteCo or to VoteCo’s properties or assets, except in the case of the foregoing clauses (a), (c) and (d) only, for any of the foregoing as would not reasonably be expected to materially delay, impair or restrict VoteCo’s ability to perform its obligations under this Agreement.

2.5 Subject Shares. Other than the Subject Shares, VoteCo does not hold or control any other equity interests possessing voting rights in or with respect to CEC. The Holders, in the aggregate, are the direct holders of record of all of the Subject Shares, free and clear of any and all claims, liens, encumbrances or restrictions on the right to vote the Subject Shares, except as may exist by reason of this Agreement or the CEC Irrevocable Proxy. The Subject Shares constitute all of the equity interests of CEC beneficially owned by any of the Sponsors (as defined in the Original CEOC Plan). Other than such consents as have already been obtained, no consent of any Person is required for VoteCo or any Holder to execute and deliver this Agreement.

2.6 Dispositive Power. VoteCo has, and will have throughout the Voting Period, as true and lawful proxy and attorney-in-fact for the applicable holders of the Subject Shares pursuant to the CEC Irrevocable Proxy, the sole power to direct and effect the sale, transfer or other disposition of all or any part of the Subject Shares, if, as and when so determined in the sole discretion of VoteCo and, without limiting the foregoing, the CEC Irrevocable Proxy provides VoteCo with the sole ability to dispose of the Subject Shares and use the proceeds thereof to satisfy obligations VoteCo has on account of a breach of this Agreement. Pursuant to the CEC Irrevocable Proxy, the Subject Shares may not be Transferred by, or at the direction of, the Holders or any Person other than VoteCo.

SECTION 3. Representations and Warranties of CAC. CAC hereby represents and warrants to VoteCo as of the date of this Agreement as follows:

3.1 Organization. CAC is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware.

3.2 Authority Relative to this Agreement.

(a) CAC has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b) The execution and delivery of this Agreement by CAC and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary and appropriate corporate action by the board of directors of CAC. This Agreement has been duly and validly executed and delivered by CAC and, assuming the due authorization, execution and delivery by VoteCo, constitutes a valid and binding obligation of CAC, enforceable against CAC in accordance with its terms, except to the extent that enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights or by general equitable principles (whether considered in a proceeding at law or in equity).

3.3 No Conflict. Except for any filings that may be required by applicable federal securities or antitrust laws, the execution and delivery of this Agreement by CAC do not, and the performance of its obligations hereunder will not, (a) require any consent or approval by, filing with, or notification to, any Governmental Entity or any other Person by CAC, (b) violate or conflict with or result in any breach of any provision of the articles of incorporation or by-laws of CAC, (c) violate or conflict with, or result in any breach of or default (with or without notice or lapse of time or both) under, or give to any other Person (with or without notice or lapse of time or both) any right of termination, acceleration or cancellation of, any provision of any agreement to which CAC is a party or any instrument, permit, concession, franchise or license of CAC, or (d) violate or conflict with any Law applicable to CEC or its properties or assets, except, in the case of the foregoing clauses (a), (c) and (d) only for any of the foregoing as would not reasonably be expected to materially impair or restrict CAC’s ability to perform its obligations under this Agreement.

SECTION 4. Additional Agreements.

4.1 No Other Proxies, Etc. VoteCo hereby covenants and agrees that during the Voting Period, except as otherwise specifically permitted by this Agreement (including Section 1.1) and except for the CEC Irrevocable Proxy, VoteCo shall not, and shall cause its Members to not, offer or agree to, grant any proxy or power of attorney with respect to, deposit into a voting trust or enter into a voting arrangement with respect to, whether by proxy, voting agreement or otherwise, any Subject Shares or any interest therein or any other securities convertible into or exercisable for any Company Common Shares, and shall not, and shall cause its Members to not, amend or terminate the CEC Irrevocable Proxy in any way that would materially adversely impact VoteCo’s ability to carry out its obligations under this Agreement; provided that nothing in this Section 4.1 shall prevent VoteCo from granting a proxy for any other annual or special meeting of stockholders of CEC in a manner permitted by Section 1.2. During the Voting Period, no VoteCo Member shall withdraw as a member of VoteCo (other than in the event of such Member’s death, disability or termination as an executive of the applicable Sponsor), nor shall VoteCo admit any new members.

4.2 Additional Shares. In the event of a share dividend or distribution, or any change in the Company Common Shares by reason of any share dividend, distribution, subdivision, recapitalization, reclassification, consolidation, conversion or the like, including the exchange of any securities convertible into or exercisable for any Company Common Shares, or any other acquisition of (or acquisition of control of) Company Common Shares after the date hereof, the term “Subject Shares” shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction.

4.3 Transfer.

(a) During the Voting Period, VoteCo shall not, and shall cause its Members to not, permit or allow any of the Subject Shares to be, and shall cause the Subject Shares not to be, directly or indirectly, Transferred, and shall not make any offer or enter into any agreement providing for a Transfer of any of the Subject Shares and shall not commit to do, consent to, or otherwise facilitate any of the foregoing, except in cases where the transferee executes a customary joinder agreeing to be bound by this Agreement in the same manner as VoteCo, including full recourse to the Subject Shares so Transferred for any violation of this Agreement by VoteCo (including any such violation by VoteCo as a result of an action of any Member) or such transferee. Any attempted Transfer in violation of this Agreement shall be void ab initio. If any involuntary Transfer of any or all of the Subject Shares shall occur (including, if applicable, a sale by trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), or any other involuntary action in violation of this Section 4.3 shall occur resulting in any person having beneficial ownership over any or all of the Subject Shares or otherwise having the power to exercise, in whole or in part, any control over any or all of the Subject Shares with respect to any of the matters contemplated by this Agreement, then the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) or such other person shall take and hold the Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

(b) VoteCo agrees to Transfer, or cause the Transfer of, any or all of the Subject Shares, and to apply any or all of the proceeds of such sale of the Subject Shares, to satisfy any finally determined liability of, or finally determined damages payable by, VoteCo for breach of the agreements, representations and warranties under this Agreement that exists after giving effect to any specific performance obtained under Section 6.9 (whether such breach arises from an action, omission or inaccuracy of VoteCo, any Member of VoteCo or, with respect to this Section 4.3, Section 6.11 or Section 6.12, any Holders) (a “VA Breach”).

4.4 Notice of Amendment. At any time during the Voting Period, CAC shall:

(a) provide prompt (and in any event within one (1) calendar day) Notice (as defined below) to VoteCo of any amendment, waiver or other modification to the A&R Merger Agreement, the CEOC Plan filed with the Bankruptcy Court on June 28, 2016 (the “Original CEOC Plan”) or the RSAs, including by any other writing or agreement (any such amendment, waiver or other modification, an “Amendment”), together with an executed copy of such Amendment; and

(b) provide prompt (and in any event within two (2) calendar days) Notice of any request for any such amendment, waiver or other modification

4.5 Support of Restructuring. VoteCo hereby agrees to, and shall cause its Members to:

(a) consent to those actions contemplated by the CEOC Plan, the RSAs or otherwise required to be taken to effectuate the Restructuring, including entering into all documents and agreements necessary to consummate the Restructuring, in each case, to which VoteCo is to be a party pursuant to the CEOC Plan or the RSAs, including voting the Subject Shares in favor of any shareholder vote necessary for the issuance of New CEC Common Equity (as defined in the CEOC Plan) pursuant to the CEOC Plan, as long as such issuance is recommended by the CEC Special Committee or the CEC Board of Directors;

(b) support the Restructuring and, to the extent applicable, vote in favor of the CEOC Plan, when and if properly solicited to do so under the Bankruptcy Code, all Equity Interests now or hereafter beneficially owned by VoteCo or for which it now or hereafter serves as the nominee, investment manager, or advisor for beneficial holders of Claims (and not withdraw or revoke its vote with respect to the CEOC Plan, or transfer or limit any rights to vote); and

(c) not take any action materially inconsistent with the transactions expressly contemplated by the CEOC Plan or the RSAs, or that would materially delay or obstruct the consummation of the Restructuring, including, without limitation, commencing, or joining with any Person in commencing, any litigation or involuntary case for relief under the Bankruptcy Code against the Debtors or CEC.

SECTION 5. Termination.

5.1 This Agreement shall terminate upon VoteCo providing Notice of termination to CAC within five (5) calendar days after receipt of (i) any Amendment to the A&R Merger Agreement that adversely affects the interests of VoteCo (or after any such Amendment should have been provided) or (ii) any Amendment to the Original CEOC Plan or either RSA that materially adversely affects the interests of VoteCo (or after any such Amendment should have been provided). Notwithstanding the foregoing, (a) VoteCo shall have no right to terminate this Agreement pursuant to Section 5.1(i) or (ii) if VoteCo previously consented to such Amendment and (b) VoteCo shall have no right to terminate this Agreement pursuant to Section 5.1(i) if the CEC Special Committee approved such Amendment, unless VoteCo or any VoteCo Related Entity is disproportionately adversely affected by such Amendment relative to CEC’s other stockholders, in which case this clause (b) shall not apply and VoteCo shall have the right to terminate this Agreement pursuant to Section 5.1(i).

5.2 This Agreement shall terminate automatically immediately two (2) Business Days after (x) VoteCo provides Notice of termination to CAC (with a copy to the 3PBs) upon the occurrence of any of the following, or (y) CEC or the CEC Special Committee provides Notice of termination to VoteCo and CAC (with a copy to the 3PBs), upon the occurrence of (a) or (c) of the following:

(a) a CEC Adverse Recommendation Change prior to obtaining the CEC Requisite Vote;

(b) the termination of the CEC-VoteCo Agreement;

(c) the termination of the A&R Merger Agreement, except to the extent such termination is caused by any material breach of this Agreement by VoteCo;

(d) December 31, 2017, provided that this clause (d) shall not be a termination event if the failure of the Effective Time to occur by such date was caused by a breach of this Agreement by VoteCo; or

(e) the Effective Time.

Upon the termination of this Agreement pursuant to this Section 5, the parties shall be released from their respective commitments, undertakings and agreements pursuant to this Agreement, and there shall be no liability or obligation on the part of any party pursuant to this Agreement; provided that no such termination shall relieve any party from liability for any willful breach of this Agreement prior to such termination and the covenants in Section 6.12 will survive for such purpose until the later of (X) a period of four (4) months following such termination or (Y) the date of final resolution of any formal claim for such willful breach made prior to the end of such four (4) month period.

SECTION 6. Miscellaneous.

6.1 Publication.

(a) VoteCo hereby permits CAC to publish and disclose, in any document or schedule filed with the SEC, or in any other regulatory filing in connection with the A&R Merger Agreement or the Chapter 11 Cases, this Agreement and the terms hereof, subject to the prior written consent of VoteCo, not to be unreasonably withheld. CAC shall provide VoteCo a reasonable period to review any such disclosure (and CAC shall take into account any reasonable comments of VoteCo); provided that CAC may disclose and discuss this Agreement and the terms hereof with any gaming regulatory authority without the prior consent of VoteCo.

(b) CAC hereby permits VoteCo to publish and disclose, in any document or schedule filed with the SEC, this Agreement and the terms hereof, subject to prior written consent of CAC, not to be unreasonably withheld. VoteCo shall provide CAC a reasonable period to review any such disclosure (and VoteCo shall take into account any reasonable comments of CAC); provided, however, that notwithstanding the foregoing, VoteCo may file one or more amendments to its statement of beneficial ownership on Schedule 13D pertaining to the Subject Shares describing this Agreement and the terms thereof and include a copy of this Agreement in such filing without the prior consent of CAC, and further provided that VoteCo may disclose and discuss this Agreement and the terms hereof with any gaming regulatory authority without the prior consent of CAC.

6.2 Expenses. Subject to any other agreement between the parties, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

6.3 Entire Agreement; No Third Party Beneficiaries.

(a) This Agreement, together with the documents referred to herein, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof; provided that if there is any conflict between this Agreement and the A&R Merger Agreement, this Agreement shall control. This Agreement is intended to create a contractual relationship between VoteCo and CAC and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties.

(b) This Agreement is not intended to, and shall not, confer upon any Person not a party any rights or remedies hereunder, except that (1) (i) CEC is an intended third-party beneficiary of VoteCo’s obligations pursuant to Section 1.1. CEC, the CAC Special Committee and the CEC Special Committee are intended third-party beneficiaries of VoteCo’s obligations pursuant to Section 5.2(y) (and such provision may not be amended without their prior written consent) and (iii) (x) if the Amended 1L Bond RSA is entered into, the Consenting Creditors (as defined in the Amended 1L Bond RSA), (y) if the Amended 1L Bond RSA is entered into, the Consenting Bank Creditors (as defined in that certain First Amended and Restated Restructuring Support and Forbearance Agreement, dated as of June 21, 2016 and attached to the Form 8-K filed by CEC on June 21, 2016 (the “Bank RSA”) and (z) CEOC are intended third-party beneficiaries of the provisions hereunder, in each case, whether or not expressly named in such provisions, entitled to enforce such obligations as if a party directly hereto (collectively the “3PBs”) and (2) the VoteCo Related Entities are intended third-party beneficiaries of the provisions of Section 6.11, entitled to enforce such provisions as if a party directly hereto.

(c) The “Amended 1L Bond RSA” means that certain Sixth Amended and Restated Restructuring Support and Forbearance Agreement, among CEC, the Debtors and the Consenting Creditors (as defined therein), if entered into.

6.4 Parties in Interest and Assignment. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties, the 3PBs and their successors and permitted assigns. VoteCo may not assign any rights or delegate any obligations hereunder without the prior written consent of CAC, CEOC, the Requisite Consenting Creditors (as defined in the Bank RSA) if the Amended 1L Bond RSA is entered into and, to the extent relating to Section 1.1, CEC; CAC may not assign any rights or delegate any obligations hereunder without the prior written consent of VoteCo, CEOC and the Requisite Consenting Creditors (as defined in the Bank RSA) if the Amended 1L Bond RSA is entered into; and either such consent can be granted or denied in the sole, exclusive and non-appealable discretion of the party whose consent is sought. Any such purported assignment or delegation made in violation of the foregoing shall be null and void. VoteCo acknowledges this Agreement and all of the parties’ respective obligations hereunder shall survive and be fully enforceable in accordance with its terms notwithstanding the commencement and pendency of any CEC Chapter 11 Case.

6.5 Amendment; No Waiver. This Agreement may not be amended except by an instrument in writing between CAC and VoteCo and consented to by CEOC, the Requisite Consenting Creditors (as defined in the Bank RSA) if the Amended 1L Bond RSA is entered into and, to the extent relating to Section 1.1, CEC. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. In addition, (a) no claim or right arising out of this Agreement can be discharged by any party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by such party (and consented to by CEOC, the Requisite Consenting Creditors (as defined in the Bank RSA) if the Amended 1L Bond RSA is entered into and, to the extent relating to Section 1.1, CEC), (b) no waiver that may be given by any party unless consented to by CEOC, the Requisite Consenting Creditors (as defined in the Bank RSA) if the Amended 1L Bond RSA is entered into and, to the extent relating to Section 1.1, CEC, and any such waiver will not be applicable except in the specific instance for which it is given and (c) no notice to or demand on a party will be deemed to be a waiver of any obligation of such party and no notice from or demand by a party will be deemed to be a waiver of such party’s right to take further action without notice or demand as provided in this Agreement.

6.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not materially affected in any manner adverse to any party, including the 3PBs. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a manner mutually acceptable to the parties and the applicable 3PBs in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

6.7 Notices. Each notice and other communication hereunder (a “Notice”) shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) by facsimile upon confirmation of receipt or (c) on the second Business Day following the date of dispatch if delivered by a recognized express courier service. All Notices shall be delivered as set forth below or under such other instructions as may be designated in writing by the party to receive such Notice.

if to CAC:

Caesars Acquisition Company

One Caesars Palace Drive

Las Vegas, Nevada 89109

Facsimile: (702) 892-2616

Attention: General Counsel

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, Suite 3400

Los Angeles, CA 90071

Facsimile: (213) 621-5200 and (213) 621-5127

Attention: Van Durrer II, Esq. and Andrew D. Garelick, Esq.

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Facsimile: (212) 751-4864

Attention: Raymond Y. Lin, Esq. and Michael Treska, Esq.

if to VoteCo:

Hamlet Holdings LLC

c/o Apollo Management, L.P.

9 West 57th St., 43rd Floor

New York, New York 10019

Attention: John J. Suydam

and

Hamlet Holdings LLC

c/o TPG Global, LLC

301 Commerce St., Suite 3300

Ft. Worth, Texas 76102

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld, LLP

One Bryant Park

Bank of America Tower

New York, New York 10036-6745

Facsimile: (212) 872-1002

Attention:	Daniel I. Fisher
Steven M. Pesner

and

Kasowitz Benson Torres & Friedman LLP

1633 Broadway

New York, New York 10019

Facsimile: (212) 506-1800

Attention:	Marc E. Kasowitz
Joshua Greenblatt

with a copy, in each case (i) to Caesars Entertainment Operating Company, Inc., with a copy to Kirkland & Elllis LLP, as set forth in the CAC/CEOC RSA and (ii) if the Amended 1L Bond RSA is entered into, to Kramer Levin Naftalis & Frankel LLP, as set forth in the Amended 1L Bond RSA and Stroock & Stroock & Lavan LLP, as set forth in the Bank RSA.

6.8 Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to any principles of conflicts of law thereof that are not mandatorily applicable by Law and would permit or require the application of the Laws of another jurisdiction. In furtherance of the foregoing, the parties hereby acknowledge and agree that it is their intent that the Applicable Courts not apply the internal affairs doctrine for the purposes of any litigation, action, suit or other proceeding with respect to the subject matter hereof.

6.9 Specific Performance; Submission to Jurisdiction. The parties agree that money damages would be both incalculable and an insufficient remedy and that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to the discretion of the Applicable Courts, the parties, any of the 3PBs and any of the VoteCo Related Entities shall be entitled to an injunction or other equitable relief to prevent breaches or violations of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Applicable Court, this being in addition to any other remedy to which they are entitled at law or in equity. Moreover, and in recognition of the foregoing, each of the parties hereby waives (a) any defense in any action for specific performance of this Agreement that a remedy at law would be adequate and (b) any requirement under any law for any party to post security as a prerequisite to obtaining equitable relief. Each party irrevocably and unconditionally submits to the jurisdiction of the Chosen Courts for any action or proceeding arising out of or relating to this Agreement (provided that with respect to any action or proceeding involving any 3PB, the United States District Court for the Northern District of Illinois shall have exclusive jurisdiction; provided further, however, that nothing in this Agreement shall be deemed a consent or submission by CAC to the jurisdiction of the United States Bankruptcy Court for the Northern District of Illinois for any purpose, including with respect to any disputes under or relating to this Agreement, and the 3PBs, CEC, and VoteCo reserve all rights in this regard (the Chosen Courts, together with the foregoing court pursuant to these two provisos, the “Applicable Courts”)), and hereby irrevocably and unconditionally agrees that all claims in respect of such action or proceeding may be heard and determined in such court. Each party hereby irrevocably and unconditionally waives, to the fullest extent that it may effectively do so, any defense of an inconvenient forum which such party may now or hereafter have to the maintenance of such action or proceeding. The parties further agree (i) to the extent permitted by Law, that final and nonappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment and (ii) that service of process upon such party in any such action or proceeding shall be effective if Notice is given in accordance with Section 6.7.

6.10 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to sections or subsections, such reference shall be to a section or subsection of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. References to “party” or “parties” in this Agreement mean CAC and VoteCo.

6.11 Absolute Non-Recourse to VoteCo Related Entities.

(a) For the avoidance of doubt and notwithstanding any other provision of this Agreement to the contrary, the covenants, agreements and commitments of VoteCo hereunder are only made by VoteCo and are applicable to the conduct of VoteCo and its Members and, in the case of Section 4.3, Section 6.11 and Section 6.12, the Holders, and shall not impose any liability on any of VoteCo’s Affiliates or its and their respective Members, Holders, partners, members, equityholders, officers, managers, directors, employees, attorneys, accountants, agents, advisors and Representatives (each, a “VoteCo Related Entity” and collectively, the “VoteCo Related Entities”), except to the extent of recourse to the Subject Shares in accordance with this Section 6.11 and Section 6.12.

(b) Notwithstanding any other provision of this Agreement to the contrary:

(i)	no recourse under this Agreement shall be had against any VoteCo Related Entity, whether by the enforcement of any assessment or by any legal or equitable proceeding or by virtue of any Applicable Law; other than, in the case of Section 4.3, Section 6.11 and Section 6.12, the Holders and, in such cases, with recourse only to the Subject Shares;

(ii)	this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or otherwise related to this Agreement may only be brought against, VoteCo, with full recourse to the Subject Shares and, in the case of Section 4.3, Section 6.11 and Section 6.12, the Holders, in each case, with recourse only to the Subject Shares; and

(iii)	CAC agrees with, acknowledge and covenant to comply with the previous clauses (i) and (ii).

(c) None of the VoteCo Related Entities shall have any liability or obligations (whether in contract, tort, equity or otherwise) under this Agreement or for any claim based on, in respect of, or by reason of the transactions contemplated hereby, including with respect to any breaches of this Agreement, except to the extent (and only to the extent) of recourse to the Subject Share in accordance with this Section 6.11 and Section 6.12. VoteCo acknowledges and agrees that the provisions of Section 1.3, Section 4.1, Section 4.3, Section 4.5 and Section 6.12 are intended to, and shall, impose liability on VoteCo, with full recourse to the Subject Shares, for any VA Breach, notwithstanding that the Members of VoteCo and the Holders have no liability for such actions or omissions, except, in the case of any Holder, for breaches by such Holder of Section 4.3 or Section 6.12, in each case, with recourse only to the Subject Shares.

(d) The limitations and provisions of this Section 6.11 shall apply to each 3PB in all respects in the same manner as they apply to CAC.

6.12 Representations, Warranties and Agreements of the Holders. Without limiting the provisions of Section 6.11 relating to lack of recourse other than to the Subject Shares, each of the Holders represents, warrants and agrees that:

(a) The representations and warranties set forth in the second sentence of Section 2.1, Sections 2.2 through 2.4 and the last sentence of Section 2.5, in each case, as if such Holder were substituted for VoteCo are true and correct.

(b) VoteCo has, and will continue to have throughout the Voting Period and thereafter as long as it has obligations under this Agreement, as true and lawful proxy and attorney-in-fact for the applicable holders of the Subject Shares pursuant to the CEC Irrevocable Proxy and pursuant to this Section 6.12(a), the sole and irrevocable right and power (i) to direct and effect the sale, transfer or other disposition of all or any part of the Subject Shares, (ii)(A) to transfer any or all of the Subject Shares and (B) to sell any or all of the Subject Shares and to apply any or all of the proceeds of such sale of the Subject Shares, in each case of (A) and (B), to satisfy any finally determined liability or finally determined damages for a VA Breach, and that none of the foregoing will constitute a breach of the CEC Irrevocable Proxy;

(c) VoteCo will not have any liability or obligation to any Holder in connection with the actions set forth in Section 6.12(a) or Section 4.3(b) and such Holder will not have any claim to such Subject Shares or proceeds therefrom to the extent such Subject Shares or proceeds are used to satisfy any finally determined liability or finally determined damages for a VA Breach;

(d) no action is required on the part of such Holder in order to Transfer the Subject Shares in accordance with the foregoing and VoteCo is hereby authorized to execute and deliver on behalf of such Holder any instruments or agreements necessary to effectuate the foregoing;

(e) all of the Subject Shares beneficially owned by such Holder are subject to all of the provisions of this Agreement and are available to secure performance of this Agreement;

(f) any and all of the Subject Shares beneficially owned by such Holder may be transferred or sold by VoteCo and the proceeds of such sale applied, to satisfy any finally determined liability or finally determined damages for a VA Breach; and

(g) the CEC Irrevocable Proxy (A) is in full force and effect and constitutes the legal, valid and binding obligation of such Holder, enforceable in accordance with its terms by VoteCo against such Holder, (B) has not been amended or terminated since it was entered into on October 21, 2013 (and no Release Event (as defined therein) has occurred or will occur during the Voting Period) and (C) will not be amended or waived (in a manner that would reasonably be expected to materially delay, impair or restrict VoteCo’s ability to perform its obligations under this Agreement) or terminated prior to the obtaining of the CEC Requisite Vote.

(h) This Section 6.12 is intended to benefit and may be enforced by the VoteCo Related Entities and shall be binding on all successors and assigns of CAC and any 3PB.

6.13 Representations, Warranties and Agreements of the Members. Without limiting the provisions of Section 6.11 relating to lack of recourse, each of the Members represents and warrants that it is not aware of any breach as of the date hereof of any of the representations and warranties of VoteCo or the Holders set forth herein.

6.14 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when each of the parties has delivered a signed counterpart to the other party, it being understood that both parties need not sign the same counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic “.pdf” shall be effective as delivery of a manually executed counterpart hereof.

6.15 Certain Definitions.

(a) “beneficial ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act; provided that a person shall be deemed to have beneficial ownership over any securities which may be acquired by such person pursuant to any contract, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “beneficial owner,” “beneficially own,” “beneficially owned” and similar terms shall have a correlative meaning.

(b) “Equity Interests” means any shares of CEC Common Stock or other equity interest in CEC, or any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument, obligation or right the value of which is based on any of the foregoing.

(c) “Transfer” means any direct offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition, tender or other transfer (by merger, liquidation, dissolution, distribution, operation of Law or otherwise), either voluntary or involuntary, of any capital stock or interest in any capital stock, in whole or in part, in each case by VoteCo or any Holder.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first above written.

CAESARS ACQUISITION COMPANY

By:	/S/ MITCH GARBER
Name: Mitch Garber Title: Chief Executive Officer

[Signature Page to CEC Voting Agreement]

HAMLET HOLDINGS LLC

By:	/s/ LEON D. BLACK
Name:	Leon Black, solely on behalf of VoteCo in his capacity as a Member
Title:	Member

By:	/s/ DAVID BONDERMAN
Name:	David Bonderman, solely on behalf of VoteCo in his capacity as a Member
Title:	Member

By:	/s/ JAMES COULTER
Name:	James Coulter, solely on behalf of VoteCo in his capacity as a Member
Title:	Member

By:	/s/ JOSHUA HARRIS
Name:	Joshua Harris, solely on behalf of VoteCo in his capacity as a Member
Title:	Member

By:	/s/ MARC ROWAN
Name:	Marc Rowan, solely on behalf of VoteCo in his capacity as a Member
Title:	Member

[Signature Page to CEC Voting Agreement]

APOLLO HAMLET HOLDINGS, LLC, solely for purposes of Section 6.12, Section 6.11 and Section 4.3

By:	/s/ LAURIE D. MEDLEY
Name: Laurie D. Medley Title: Authorized Person

APOLLO HAMLET HOLDINGS B, LLC, solely for purposes of Section 6.12, Section 6.11 and Section 4.3

By:	/s/ LAURIE D. MEDLEY
Name: Laurie D. Medley Title: Authorized Person

[Signature Page to CEC Voting Agreement]

TPG HAMLET HOLDINGS, LLC, solely for purposes of Section 6.12, Section 6.11 and Section 4.3

By:	/s/ CLIVE BODE
Name: Clive Bode Title: Vice President

TPG HAMLET HOLDINGS B, LLC, solely for purposes of Section 6.12, Section 6.11 and Section 4.3

By:	/s/ CLIVE BODE
Name: Clive Bode Title: Vice President

[Signature Page to CEC Voting Agreement]

CO-INVEST HAMLET HOLDINGS, SERIES LLC, solely for purposes of Section 6.12, Section 6.11 and Section 4.3

By: Its Managing Members

Apollo Management VI, L.P.

on behalf of affiliated investment funds

By: AIF VI Management, LLC,

its general partner

By:	/S/ LAURIE D. MEDLEY
Name: Laurie D. Medley Title: Vice President

TPG GenPar V, L.P By: TPG GenPar V Advisors, LLC its general partner

By:	/S/ CLIVE BODE
Name: Clive Bode Title: Vice President

CO-INVEST HAMLET HOLDINGS B, LLC, solely for purposes of Section 6.12, Section 6.11 and Section 4.3

By: Its Managing Members

Apollo Management VI, L.P.

on behalf of affiliated investment funds

By: AIF VI Management, LLC,

its general partner

By:	/S/ LAURIE D. MEDLEY
Name: Laurie D. Medley Title: Vice President

TPG GenPar V, L.P By: TPG GenPar V Advisors, LLC its general partner

By:	/S/ CLIVE BODE
Name: Clive Bode Title: Vice President

[Signature Page to CEC Voting Agreement]